Horizon Technology Finance Announces
Increased Quarterly Dividend of $0.45 Per Share and
Third Quarter 2011 Financial Results

Strong Performance of Loan Portfolio and Cumulative Realized Gains
Drive Second Consecutive Dividend Increase

FARMINGTON, Conn., November 8, 2011 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced its financial results and declared a cash dividend for the quarter ended September 30, 2011.

Third Quarter 2011 Highlights
•	Declared a third quarter dividend of $0.45 per share, a 12.5% increase from previous payout
•	Increase in net assets from operations was $2.8 million, or $0.36 per share
•	Net investment income was $3.0 million, or $0.39 per share
•	Net asset value equaled $132.4 million, or $17.36 per share
•	Ended the quarter with an investment portfolio of $180.2 million
•	Portfolio weighted average yield was 14.2%
•	Unfunded loan approvals and commitments (“Committed Backlog”) totaled $18.7 million
•	Completed $150 million accordion credit facility with initial $75 million commitment

Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer, commented, “During the third quarter, Horizon posted strong financial results as we benefitted from our fully invested balance sheet consisting of quality, high yielding assets. We have maintained a disciplined approach to investment, capitalizing on select opportunities within our target markets.  As a result, we have generated a stable stream of interest income and realized significant warrant gains in a challenging economic environment.”

Mr. Pomeroy added, “Based on the continued execution of management’s investment strategy, we are pleased to once again increase our quarterly dividend. Horizon’s third quarter dividend of $0.45 per share represents an increase of 12.5% from our previous payout and marks our second consecutive quarterly increase. In maintaining our commitment to provide shareholders with increasing dividends over time, we have now declared a cumulative dividend of $1.40 per share since going public approximately one year ago.  Our new quarterly payout is consistent with our current level of net investment income and reflects our cumulative realized warrant gains since our IPO. We are focused on expanding our leadership position in the venture lending industry and generating strong returns as we have consistently done in the past.”

Operating Results
Total investment income increased 24.1% for the three months ended September 30, 2011 to $6.4 million, as compared to $5.2 million for the three months ended September 30, 2010. The year-over-year increase in investment income is primarily due to the increased average size of the Company’s loan portfolio. For the three months ended September 30, 2011, total investment income primarily consisted of $6.1 million in interest income from investments, which included $0.5 million in income from the amortization of discounts and origination fees on investments.

For the nine months ended September 30, 2011, total investment income increased to $17.9 million as compared to $13.3 million in the prior year period. For the nine months ended September 30, 2011, total investment income consisted primarily of $16.9 million in interest income from investments, which included $1.3 million in income from the amortization of discounts and origination fees on investments. Other investment income was primarily comprised of a one-time success fee received upon the completion of an acquisition of one of Horizon’s portfolio companies.

The Company’s dollar-weighted average annualized portfolio yield on average loans, excluding warrant gains, was 14.2% for the three months ended September 30, 2011, and 15.0% for the three months ended September 30, 2010. The Company’s dollar-weighted average annualized portfolio yield on average loans for the nine months ended September 30, 2011 and September 30, 2010 was 14.6% and 14.3%, respectively.

Total expenses were $3.4 million for the three months ended September 30, 2011, as compared to $1.9 million for the three months ended September 30, 2010. Total expenses consisted principally of interest expense and management and incentive fees. Performance based incentive fees for the three months ended September 30, 2011 totaled approximately $0.6 million, compared to no incentive fees for the three months ended September 30, 2010. Professional fees and general and administrative expenses increased year-over-year primarily due to the cost associated with operating as a public company. Total expenses for the nine months ended September 30, 2011 were $10.7 million versus $5.4 million in the year-earlier period.

Net investment income for the three months ended September 30, 2011 was $3.0 million, or $0.39 per share, as compared to net investment income of $3.3 million in the year-earlier period. For the nine months ended September 30, 2011 and September 30, 2010, net investment income was $7.2 million and $7.9 million, respectively.

For the three months ended September 30, 2011, the net unrealized depreciation on investments was $0.2 million as compared to a net unrealized appreciation on investments of $1.7 million in the prior year period. For the nine months ended September 30, 2011, the net unrealized depreciation on investments was $2.5 million as compared to a net unrealized appreciation on investments of $1.5 million for the nine month period ended September 30, 2010. The net unrealized depreciation on investments was primarily due to the reversal of previously recorded unrealized appreciation on warrant investments that were realized during the first half of 2011.

For the three months ended September 30, 2011 and 2010, the net increase in net assets resulting from operations was $2.8 million and $5.3 million, respectively. For both the nine months ended September 30, 2011 and 2010, the net increase in net assets resulting from operations was $10.2 million.

Portfolio Summary and Investment Activity
As of September 30, 2011, the Company’s debt portfolio consisted of 37 secured loans with an aggregate fair value of $174.4 million. In addition, the Company’s warrant portfolio of investments had an aggregate fair value of $5.1 million as of September 30, 2011.

Total portfolio investment activity as of and for the three and nine months ended September 30, 2011 and 2010 was as follows:
	For the three months ended September 30		For the nine months ended September 30

	2011	2010	2011	2010
	($ in thousands)		($ in thousands)
Beginning portfolio	$186,029	$143,008	$136,810	$113,878
New loan funding	7,000	15,000	86,833	75,517
Less refinanced balances	—	—	(8,677)	(10,909)
Net new loan funding	7,000	15,000	78,156	64,608

Principal and stock payments received on investments	(8,559)	(11,278)	(22,666)	(28,104)
Early pay-offs	(4,315)	(9,777)	(9,908)	(13,231)
Accretion of loan fees	527	451	1,356	934
New loan fees	(40)	(134)	(967)	(651)
New equity investments	—	79	577	79
Net depreciation on investments	(456)	1,654	(3,172)	1,490

Ending portfolio	$180,186	$139,003	$180,186	$139,003

Portfolio Asset Quality
As of September 30, 2011 and September 30, 2010, the Company’s loan portfolio had a weighted average credit rating of 3.2, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 or 1 represents a deteriorating credit quality and increased risk. The Company did not have any investments on non-accrual status as of these dates.

Liquidity and Capital Resources
As of September 30, 2011, Horizon had cash and cash equivalents of approximately $32.6 million.

On July 14, 2011, the Company closed a new credit facility of up to $150 million with an initial commitment of $75 million from Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE:WFC). The credit facility will be used to leverage new and existing investments and contains an “accordion” feature that allows additional lenders to join the facility with increased commitments up to an aggregate of $150 million. The new credit facility complements the Company’s existing WestLB credit facility, which continues to provide leverage to the Company through March 2015.

Third Quarter 2011 Dividend
On November 8, 2011, Horizon’s Board of Directors declared a third quarter dividend of $0.45 per share, payable on November 30, 2011 to stockholders of record on November 23, 2011. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the 2011 calendar year.

Conference Call
Management will host a conference call on Wednesday, November 9, 2011 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112 and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 17454274. A live webcast will also be available on the Company’s website at www.horizontechnologyfinancecorp.com.

A replay of the call will be available through November 16, 2011. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 17454274. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance Corporation
Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, CT, with a regional office in Walnut Creek, CA, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements
Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities (Unaudited)
(In thousands, except share data)

	September 30, 2011	December 31, 2010
ASSETS
Non-affiliate investments at fair value (cost of $179,651 and $133,494, respectively)	$180,186	$136,810
Cash and cash equivalents	32,598	76,793
Interest receivable	2,477	1,938
Other assets	1,610	664

Total assets	$216,871	$216,205

LIABILITIES
Borrowings	$81,885	$87,425
Base management fee payable	362	360
Incentive fee payable	1,453	414
Other accrued expenses	792	811

Total liabilities	84,492	89,010

Net assets
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 7,626,718 shares outstanding as of September 30, 2011 and 7,593,421 shares outstanding as of December 31, 2010	8	8
Paid-in capital in excess of par	124,361	123,836
Accumulated undistributed (distribution in excess of) net investment income	1,507	(143)
Net unrealized appreciation on investments	508	3,043
Net realized gains on investments	5,995	451

Total net assets	132,379	127,195

Total liabilities and net assets	$216,871	$216,205

Net asset value per common share	$17.36	$16.75

Horizon Technology Finance Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except share data)

	Three months ended		Three months ended	Nine months ended		Nine months ended
	September 30, 2011(1)		September 30, 2010(1)	September 30, 2011(1)		September 30, 2010(1)
Investment income
Interest income on non-affiliate investments	$6,129		$4,955	$16,911		$12,852
Interest income on cash and cash equivalents	2		25	90		53
Fee income on non-affiliate investments	310		209	870		345

Total investment income	6,441		5,189	17,871		13,250

Expenses
Interest expense	725		1,189	2,093		3,282
Base management fee	1,091		675	3,229		1,816
Performance based incentive fee	561		—	2,701		—
Administrative fee	355		—	873		—
Professional fees	489		7	1,034		110
General and administrative	227		61	740		164

Total expenses	3,448		1,932	10,670		5,372

Net investment income	2,993		3,257	7,201		7,878

Credit for loan losses	—		320	—		739

Net realized and unrealized gain on investments
Net realized (loss) gain on investments	(17)		—	5,544		(2)
Net change in unrealized (depreciation) appreciation on investments	(217)		1,711	(2,535)		1,549

Net realized and unrealized (loss) gain on investments	(234)		1,711	3,009		1,547

Net increase in net assets resulting from operations	$2,759		$5,288	$10,210		$10,164

Net investment income per common share (2)	$0.39	$	N/A	$0. 95	$	N/A

Change in net assets per common share (2)	$0.36	$	N/A	$1.34	$	N/A

Weighted average shares outstanding (2)	7,617,972		N/A	7, 604,345		N/A

(1)        The results of operations for the third quarter and nine months ended September 30, 2011 reflect Horizon’s qualification to be treated as a Business Development Company (BDC) under the 1940 Act immediately following the Company’s initial public offering (IPO), which was effective on October 28, 2010, whereas the operating results for the third quarter and nine months ended September 30, 2010 reflect the Company’s results prior to operating as a BDC under the 1940 Act. Accounting principles used in the preparation of these two periods are different, primarily as it relates to the carrying value of loan investments and classification of hedging activity. Therefore, the results of operations and financial position for the third quarter and nine months ended September 30, 2011, and third quarter and nine months ended September 30, 2010, are not directly comparable.

(2)         For the third quarter and nine months ended September 30, 2010, the Company did not have common shares outstanding or an equivalent and, therefore, earnings per share and weighted average shares outstanding information for this period is not provided.

Contacts: Horizon Technology Finance Corporation Christopher M. Mathieu Chief Financial Officer (860) 676-8653 chris@horizontechfinance.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini (212) 477-8438 / (212) 477-8261 lberman@igbir.com / mcimini@igbir.com